Exhibit 23.1

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Noble Energy, Inc. of our reports dated February 14, 2017, with respect to the consolidated balance sheets of Noble Energy, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Noble Energy, Inc.

Houston, Texas

May 2, 2017

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.